Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANTS

Madison River Finance Corporation (Delaware)

Madison River Management, LLC (Delaware)

Madison River Holdings Corp. (Delaware)

Madison River LTD Funding Corp. (Delaware)

Gallatin River Holdings L.L.C. (Delaware)

Gallatin River Communications L.L.C. (Delaware)

Gallatin River Long Distance Solutions, LLC (Illinois)

MEBTEL, Inc. (North Carolina)

Madison River Communications, LLC (Delaware)

Gulf Communications, LLC (Delaware)

Gulf Coast Services, Inc. (Alabama)

Gulf Telephone Company (Alabama)

Gulf Long Distance, Inc. (Delaware)

Madison River Long Distance Solutions, Inc. (Delaware)

Mebtel Long Distance Solutions, Inc. (North Carolina)

Coastal Communications, Inc. (Delaware)

Coastal Utilities, Inc. (Georgia)

Coastal Long Distance Services, Inc. (Georgia)

Savannah River Communications, LLC (Delaware)